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(Investors) Patrick Lo                     (Media) Howard Bender
            Senior Vice President and CFO          Vice President/Communications
            SCPIE Holdings Inc.                    SCPIE Holdings Inc.
            310/557-8711                           310/551-5948
            e-mail: plo@scpie.com                  e-mail: hbender@scpie.com

            Cecilia A. Wilkinson
            Pondel/Wilkinson Group
            310/207-9300
            e-mail: cwilkinson@pondel.com


         SCPIE HOLDINGS ANNOUNCES PRELIMINARY RESULTS OF DUTCH AUCTION
                               SELF-TENDER OFFER

    LOS ANGELES, CALIFORNIA - NOVEMBER 11, 1999 - SCPIE Holdings Inc.

(NYSE:SKP) announced today the preliminary results of its Dutch Auction self-

tender offer, which was completed at midnight, New York City time, on

November 10, 1999. SCPIE commenced the self-tender offer for up to 2,000,000 shares of its common stock on October 14, 1999.

    Based on a preliminary count by ChaseMellon Shareholder Services, L.L.C.,

the Depositary for the offer, 2,125,279 shares of common stock were properly tendered and not withdrawn at prices at or below $35.00 per share.  SCPIE expects to purchase 2,000,000 shares at a price of $35.00 per share.  The preliminary proration factor for the tender offer is approximately 94.08% of the shares tendered at prices at or below $35.00 per share.  SCPIE may, at its discretion, choose to purchase additional shares at the final tender offer price, if necessary, to avoid proration.

    The determination of the actual purchase price for the common stock and the actual proration factor, if any, is subject to final confirmation of the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure.  Payment for the shares accepted for payment, and return of all other shares tendered
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but not accepted for purchase, will occur as soon as practicable after determination of the final proration factor, if any.

    SCPIE Holdings Inc. is an insurance holding company specializing in healthcare professional liability insurance.

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